Exhibit 5.2

The Tower at Peabody Place

100 Peabody Place, Suite 900

Memphis, TN  38103-3672

(901) 543-5900

December 11, 2013

First Data Corporation

5565 Glenridge Connector, N.E.

Suite 2000

Atlanta, Georgia 30342

Ladies and Gentlemen:

We have acted as special Tennessee counsel to CTS, Inc., a Tennessee corporation (“CTS”), and First Data Transportation Services Inc., a Tennessee corporation (“FD Transportation”) (CTS and FD Transportation each being sometimes hereinafter individually referred to as a “Guarantor” and collectively as the “Guarantors”), in connection with the proposed issuance by First Data Corporation, a Delaware corporation (the “Issuer”), of up to $785,000,000 aggregate principal amount of its 11.25% Senior Notes due 2021 (the “11.25% Exchange Notes”), $815,000,000 aggregate principal amount of its 10.625% Senior Notes due 2021 (the “10.625% Exchange Notes” and, together with the 11.25% Exchange Notes, the “Senior Exchange Notes”) and $1,750,000,000 aggregate principal amount of its 11.75% Senior Subordinated Notes due 2021 (the “Senior Subordinated Exchange Notes” and, together with the Senior Exchange Notes, the “Exchange Notes”) and the issuance by each of the Guarantors of its guarantee (the “Exchange Guarantees”) with respect to the Exchange Notes, registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuer’s outstanding 11.25% Senior Notes due 2021, 10.625% Senior Notes due 2021, and 11.75% Senior Subordinated Notes due 2021, respectively, and their related guarantees, which have not been so registered (the “Exchange Offers”).  We are delivering this opinion in accordance with the request of Issuer pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indentures (as defined below), as applicable.

Documents Reviewed and Factual Inquiries Made

In connection with the foregoing, we have reviewed:

(a)           the Indenture dated as of February 13, 2013 relating to the 11.25% Exchange Notes, the Indenture dated as of April 10, 2013 relating to the 10.625% Exchange Notes, and the Indenture dated as of May 30, 2013, as supplemented by the First Supplemental Indenture dated as of November 19, 2013, relating to the Senior Subordinated Exchange Notes, each among the Issuer, the Guarantors, the other guarantors party thereto and Wells Fargo Bank, National Association, as trustee (collectively, the “Indentures”); and

(b)           the Exchange Guarantees as set forth in the Indentures (the “Exchange Guarantees”).

In addition to the foregoing, we have examined the charter and bylaws of each Guarantor and the resolutions taken by the Guarantors and by the Pricing Committee of the Issuer as delivered to this firm and listed in the chart attached hereto as Exhibit A (collectively, the “Organizational Documents”).  Further, we have examined such other documents and records of the Issuer and the Guarantors as we have deemed necessary or appropriate for purposes of this opinion.  As to various issues of fact, we have relied upon the representations and warranties of the Issuer and Guarantors contained in the Indentures and upon statements and certificates of officers of the Issuer and Guarantors or public officials, without independent verification or investigation.

Assumptions

In our examination of documents and in expressing our opinions below, we have further assumed, without investigation or inquiry:

(i)            the due organization and existence of all parties to each Indenture;

(ii)           that the Organizational Documents are true, correct and complete and remain in full force and effect without any further amendment thereto or other modification thereof as of the date hereof;

(iii)          the due authorization and execution of each Indenture by all parties thereto, except to the extent that we express an opinion in Paragraph 1 and Paragraph 2 below regarding the authorization and execution of such Indenture by each Guarantor;

(iv)          the due delivery of each Indenture by all parties thereto;

(v)           that all parties to each Indenture have the legal right, power and authority to enter into such Indenture and to consummate the transactions contemplated thereby, except to the extent that we express an opinion in Paragraph 1 below regarding the corporate power and authority of the Guarantors;

(vi)          that all signatures on any executed documents furnished to us are genuine, all original documents submitted to us are authentic originals and all certified or other reproductions of documents submitted to us conform to the original documents;

(vii)         that the charter of each Guarantor included in the Organizational Documents has been duly authorized by all necessary shareholder actions and has been properly recorded in the Office of the Secretary of State of Tennessee;

(viii)        that the Guarantors will not in the future take any discretionary action (including a decision not to act) permitted under the Indentures that would result in a violation of law, statute, rule or regulation or their respective Organizational Documents, or constitute a breach or default under any judgment, decree, order, agreement or contract;

(ix)          that the Guarantors will obtain all permits, consents and governmental approvals required in the future, and take all actions required, which are relevant to subsequent consummation of the transactions contemplated under the Indentures or performance of the Indentures or the Exchange Guarantees; and

(x)           that all parties to the Indentures will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Indentures.

Opinion

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.             The Exchange Guarantees to be issued by the Guarantors in connection with the issuance of the Exchange Notes have been duly authorized pursuant to the applicable Indenture and have been duly executed by each Guarantor, and the performance by each Guarantor of its respective obligations thereunder has been duly authorized by all necessary corporate action on the part of each Guarantor.

2.             Each Indenture has been duly authorized and duly executed by the Guarantors.

3.             The execution, delivery and performance of each of the Indentures and the Exchange Guarantees and consummation of the transactions contemplated thereby by each Guarantor (a) do not require any consent or approval of, registration or filing with, or any other action by, any governmental authority or agency of the State of Tennessee (the “Opinion State”), except such as have been obtained or made and are currently in full force and effect and except as required by filings under the Securities Act or any applicable state securities or blue sky laws, (b) will not violate the Organizational Documents of any Guarantor, and (c) will not violate any law, statute, rule or regulation of the Opinion State or any judgment, decree or order of any governmental authority or agency of the Opinion State known to us to be applicable to any Guarantor.

4.             No consent, approval, authorization, order, filing, registration or qualification of or with any governmental authority or agency of the Opinion State is required for the execution, delivery or performance by any Guarantor of each Indenture and the Exchange Guarantees and the consummation of the transactions contemplated thereby, except as required under the Securities Act or applicable state securities or blue sky laws.

Qualifications

We note that the Indentures and the Exchange Guarantees executed and delivered by each Guarantor are governed by the laws of the State of New York.  We express no opinion herein other than as to the law of the State of Tennessee.

We express no opinion with respect to the enforceability of the Exchange Notes, the Indentures or the Exchange Guarantees.

The opinions expressed herein are qualified as follows:

(a)           The validity, binding nature and enforceability of any liability, obligation, instrument, document or agreement are subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, fraudulent transfer and similar federal and state laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), whether applied in a proceeding at law or in equity; and the authorization of the Indentures and the Exchange Guarantees thereunder by the Guarantors may be subject to corporation law restrictions relating to capital or other financial adequacy that would be applicable in the event that any indebtedness, obligation, liability or undertaking of the Guarantors under any of the Indentures and Exchange Guarantees is deemed to be a dividend or distribution.

(b)           Certain rights, remedies, waivers and procedures contained within the Indentures may be limited or rendered ineffective by applicable Tennessee laws or judicial decisions; however, the inclusion of such rights, remedies, waivers and procedures does not render the Indentures invalid as a whole and, subject to the other qualifications and limitations set forth herein, there exist, in the Indentures or pursuant to applicable law, legally adequate remedies to realize the principal benefits and security reasonably intended to be provided by the Indentures.

As used herein, “known to us,” “to our knowledge” and any similar phrase refers solely to the current, actual knowledge, acquired during the course of the representation described in the introductory paragraph of this letter, of those attorneys in this firm who have rendered legal services in connection with such representation (excluding any lawyers whose involvement has been limited to reviewing this opinion as part of our firm’s opinion review procedure).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement on Form S-4, as amended (the “Registration Statement”) as filed by the Issuer with the Commission relating to the Exchange Offers in accordance with Issuer’s compliance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein.  In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder or that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.  We understand and agree that Simpson Thacher & Bartlett LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

This opinion is furnished to you solely for your benefit in connection with the consummation of the transactions contemplated by the Registration Statement and may not be relied upon by any other Person, other than Simpson Thacher & Bartlett LLP as noted above, or for any other purpose without our express, prior written consent.

Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

Very truly yours,

/s/ Bass, Berry & Sims PLC

Bass, Berry & Sims PLC

EXHIBIT A

Organizational Documents

CTS, Inc.

Charter of EFS Services, Inc. dated June 16, 2000, filed June 16, 2000

Articles of Amendment to the Charter of EFS Services, Inc. dated May 28, 2003, filed June 3, 2003

Articles of Amendment to the Charter of Concord Merchant Services, Inc. dated February 26, 2004, filed February 26, 2004

Amended and Restated Bylaws of CTS, Inc.

Resolutions of the Board of Directors Taken on Unanimous Written Consent dated August 1, 2012

First Data Transportation Services Inc.

Amended and Restated Charter of First Data Transportation Services Inc. dated December 8, 2011, filed December 8, 2011

Amended and Restated Bylaws of EFS Transportation Services, Inc. (n/k/a First Data Transportation Services Inc.)

Resolutions of the Board of Directors Taken on Unanimous Written Consent dated August 1, 2012

First Data Corporation

Resolutions of the Pricing Committee set forth in Minutes of a Special Meeting of the Pricing Committee dated January 30, 2013

Resolutions of the Pricing Committee set forth in Minutes of a Special Meeting of the Pricing Committee dated March 26, 2013

Resolutions of the Pricing Committee set forth in Minutes of a Special Meeting of the Pricing Committee dated May 15, 2013